Exhibit 11

                       FEDERATED ADMINISTRATIVE SERVICES
                           FEDERATED INVESTORS TOWER
                           PITTSBURGH, PA  15222-3779

                                October 13, 1995

The Trustees of
Blanchard Funds
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

     Blanchard Funds, a Massachusetts business trust ("Trust"), proposes to issue shares of beneficial interest representing interests in a separate portfolio of securities known as Blanchard Short-Term Flexible Income Fund (such shares of beneficial interest being herein referred to as "Shares") in connection with the acquisition of the assets of Blanchard Short-Term Global Income Fund, pursuant to the Agreement and Plan of Reorganization dated October 6, 1995 ("Agreement"), filed as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended ("N-14 Registration").

     As counsel I have participated in the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Declaration of Trust dated January 24, 1986 ("Declaration of Trust"), the Bylaws of the Trust, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Trust is duly organized and validly existing pursuant to the Declaration of Trust.

     2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article III, Section 3, of the Declaration of Trust and subject to compliance with the Investment


Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.


     I consent to your filing this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                              Very truly yours,

                              FEDERATED ADMINISTRATIVE
                                    SERVICES


                              By:/s/ C. Grant Anderson
                              Title:  Assistant Secretary